                                                                   EXHIBIT 10.47


November 9, 2002



PERSONAL AND CONFIDENTIAL

Mr. David Lloyd
The Well House
South Weirs
Brockenhurst
SO42 7UQ
United Kingdom

Dear David:

I am pleased to offer you the position of Vice President of International Sales for BindView Corporation (the "Company" or "BindView"). Subject to certain terms and conditions, the elements of your compensation package are as follows:

This offer shall be null and void if not countersigned and returned to BindView prior to November 15, 2002.

Effective hire date is expected to be December 1, 2002. You will be based in the offices of BindView UK Ltd., the Company's UK subsidiary.

Your base compensation will be the pound equivalent of US $12,500 per month, paid as earned on a semi-monthly basis. Your first month's salary will be prorated based upon your effective hire date. You will be eligible to earn incentive-based compensation of up to the pound equivalent of US $100,000 upon satisfactory achievement of certain pre-determined targets. (The exchange rate for all US dollar amounts referred to in this letter will be the rate at December 1, 2002.)

Subject to the approval of BindView's Board of Directors, you will be eligible to receive a stock option grant exercisable for 50,000 shares. Your options will vest in accordance with the terms of your option agreement (four year vesting schedule: one fourth (1/4) of full number of shares vested after one year, with quarterly vesting thereafter). Your options will have an exercise price equal to the fair market value per share of BindView common stock (as defined in the applicable option plan) on the date the option is approved by the Company's Board of Directors. The date of such approval is expected to be on or about the 5th trading date of the month following your effective hire date.

In the event of your separation from the Company without cause or for good reason (as defined in your employment agreement), you will be entitled to receive a severance payment equal to 0.5 times your annual base salary (inclusive of any legally-required

Mr. David Lloyd
Offer Letter-Page 2 of 2
November 9, 2002


notice periods). If terminated following a change in control, you will also receive immediate vesting of any unvested options or equity awards.

You acknowledge that as a condition of your employment with BindView, you will be required to execute various documents including the following:

         o BindView's standard employment agreement with UK addendum, including non-competition covenant, all governed by English law;

         o  Acknowledgement of BindView's insider trading policy;

         o  Acknowledgement of BindView's employee manual.

This offer does not guarantee employment for a specified term and is not to be construed as a contract limiting the prerogative of the Company to terminate the employment relationship between you and the Company, with or without cause and with or without notice at any time.

If the terms of this letter are acceptable to you, please acknowledge by signing in the space provided below and returning one original to me, while retaining the additional copy for your records.

All of us at BindView Corporation look forward to having you join our team.


Sincerely,


Eric Pulaski
President and
Chief Executive Officer
BindView Development Corporation


AGREED AND ACCEPTED:



-------------------------
David Lloyd


Date:
     --------------------